EXHIBIT TO
                             PROSPECTUS

October 22, 2005


  Gentor Resources Inc.
  1 Alder Gulch Road
  Virginia City Mt 59755

  RE: REPORT ON THE DELMOE LAKE PROPERTY.

  Dear Sirs:

  Roscoe Postle Associates Inc: has reviewed the summary of the Report on the Delmoe Lake Property ("The Report") included in the Prospectus of Gentor Resources Inc. ("Gentor") and:

           consents to being referenced in the Prospectus of Gentor

           consents to the use of an excerpt of The Report in the Prospectus consents to The Report and this consent being filed as an Exhibit to the Prospectus of Gentor.

  Yours Sincerely,

  ROSCOE POSTLE ASSOCIATES INC



  N. Eric Fier, CPG, P.Eng
  Associate Consulting Engineer